Exhibit 10.5

                             Knife River Corporation
                      Executive Incentive Compensation Plan


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                                                                    Exhibit 10.5

                             KNIFE RIVER CORPORATION

                      EXECUTIVE INCENTIVE COMPENSATION PLAN


     RESOLVED, that there is hereby established the Executive Incentive Compensation Plan ("the Plan") which shall be effective as of this date.

I. PURPOSE

     The purpose of the Plan is to provide an incentive for key executives of Knife River Corporation and any subsidiaries participating in the Plan (the "Company") to focus their efforts on the achievement of challenging and demanding corporate objectives. The Plan is designed to reward successful corporate performance calculated from January 1 to December 31, of each Plan Year, as measured against specified performance goals as well as exceptional individual performance. When corporate or subsidiary performance reaches or exceeds the performance targets and individual performance is exemplary, incentive compensation awards, in conjunction with salaries, will provide a level of compensation which recognizes the skills and efforts of the key executives.

II. BASIC PLAN CONCEPT

     The Plan provides an opportunity to earn annual incentive compensation based on the achievement of specified annual performance objectives. A target incentive award for each individual within the Plan is established based on the position level and actual base salary, provided, however, that the Compensation Committee of the Board of Directors (the "Committee") in its sole discretion, may, instead of actual base salary, use the assigned salary grade market value (midpoint) ("Salary"). The target incentive award represents the amount to be paid, subject to the achievement of the performance objective targets established each year. Larger incentive awards than target may be authorized when performance exceeds targets; lesser or no amounts may be paid when performance is below target.

     It is recognized that during a Plan Year major unforeseen changes in economic and environmental conditions or other significant factors beyond the control of management may


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substantially affect the ability of the Plan Participants to achieve the specified performance goals. Therefore, in its review of corporate performance the Committee, in consultation with the Chief Executive Officer of MDU Resources Group, Inc., may modify the performance targets. However, it is contemplated that such target modifications will be necessary only in years of unusually adverse or favorable external conditions.

III. ADMINISTRATION

     The Plan shall be administered by the Committee with the assistance of the President of the Company. The Committee shall approve annually, prior to the beginning of each Plan Year, the list of eligible Participants, and the target incentive award level for each position within the Plan. The Plan's performance targets for the year shall be approved by the Committee no later than its regularly scheduled February meeting during that Plan Year. The Committee shall have final discretion to determine actual award payment levels, method of payment, and whether or not payments shall be made for any Plan Year.

     The Board of Directors of the Company may, at any time and from time to time, alter, amend, supersede or terminate the Plan in whole or in part, provided that no termination, amendment or modification of the Plan shall adversely affect in any material way an award that has met all requirements for payment without the written consent of the Participant holding such award, unless such termination, modification or amendment is required by applicable law.

IV. ELIGIBILITY

     Key executives who are determined by the Committee to have a key role in both the establishment and achievement of Company objectives shall be eligible to participate in the Plan.

     Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, for any reason or no reason in the Company's sole discretion, or confer upon any Participant any right to continue in the employment of the Company. No executive shall have the right to be selected to receive an award under the Plan, or, having been so selected, to be selected to receive a future award.


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V. PLAN PERFORMANCE MEASURES

     Performance measures shall be established that consider shareholder and customer interests. These measures shall be evaluated annually based on achievement of specified goals.

     The performance measure reflective of shareholder's interest will be the percentage attainment of corporate goals, as determined each year by the Committee. This measure may be applied at the corporate level for individuals, such as the Chief Executive Officer, or at the business unit level for individuals whose major or sole impact is on business unit results.

     Individual performance will be assessed based on the achievement of annually established individual objectives.

     Threshold, target and maximum award levels will be established annually for each performance measure and business unit. The Committee will retain the right to make all interpretations as to the actual attainment of the desired results and will determine whether any circumstances beyond the control of management need to be considered.

VI. TARGET INCENTIVE AWARDS

     Target incentive awards will be expressed as a percentage of each Participant's Salary. These percentages shall vary by position and reflect larger reward opportunity for positions having greater effect on the establishment and accomplishment of the Company's or business unit's objectives. An exhibit showing the target awards as a percentage of Salary for eligible positions will be attached to this Plan at the beginning of each Plan Year.

VII. INCENTIVE FUND DETERMINATION

     The target incentive fund is the sum of the individual target incentive awards for all eligible Participants. Once the incentive targets have been determined by the Committee, a target incentive fund shall be established and accrued ratably by the Company. The incentive fund and accruals may be adjusted during the year.

     At the close of each Plan Year, the Company will prepare an analysis showing the Company's or business unit's performance in relation to each of the performance measures employed. This will be provided to the Committee for review and comparison to threshold,


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target and maximum performance levels. In addition, any recommendations of the
President will be presented at this time. The Committee will then determine the amount of the target incentive fund earned.

VIII. INDIVIDUAL AWARD DETERMINATION

     Each individual Participant's award will be based first upon the level of performance achieved by the Company and secondly based upon the individual's performance. The criteria applicable for assessing individual performance will be established at the beginning of each Plan Year. The assessment by the Committee, after consultation with the President, of achievement relative to the established criteria, as determined by a percentage from 0 percent to 200 percent, will be applied to the Participant's target incentive award which has been first adjusted for Company or business unit performance.

IX. PAYMENT OF AWARDS

     Except as provided below or as otherwise determined by the Committee, in order to receive an award under the Plan, the Participant must remain in the employment of the Company or business unit for the entire Plan Year. If a Participant terminates employment with MDU Resources Group, Inc. pursuant to
Section 5.01 of the Company's Bylaws which provides for mandatory retirement for certain officers on their 65th birthday (or terminates employment with a subsidiary of the Company pursuant to a similar subsidiary Bylaw provision) and if the Participant's 65th birthday occurs during the Plan Year, determination of whether the performance measures have been met will be made at the end of the Plan Year, and to the extent met, payment of the award will be made to the Participant, prorated. Proration of awards shall be based upon the number of full months elapsed from and including January to and including the month in which the Participant's 65th birthday occurs.

     An individual Participant who transfers between the Company and business units may receive a prorated award at the discretion of the Committee. Payments made under this Plan will not be considered part of compensation for pension purposes. Payments when made will be in cash. Incentive awards may be deferred if the appropriate elections have been executed prior to the end of the Plan Year. Deferred amounts will accrue interest at a rate determined annually by the Committee.


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     In the event of a "Change in Control" (as defined by the Committee in its
Rules and Regulations) then any award deferred by each Participant shall become immediately payable to the Participant in cash, together with accrued interest thereon to the date of payment. In the event the Participant files suit to collect the Participant's deferred award then all of the court costs, other expenses of litigation, and attorneys' fees shall be paid by the Company in the event the Participant prevails upon any of the Participant's claims for payment of a deferred award.

_______________________________________________
Plan adopted November 22, 1983

Plan amended July 26, 1991

Plan amended November 8, 1996, effective January 1, 1997

Plan amended August 6, 1999, effective January 1, 1999

Plan amended February 10, 2000, effective January 1, 2000

Plan amended November 7, 2001, effective January 1, 2001

Plan amended by written consent February 25, 2002, effective January 1, 2002

Plan amended by written consent November 17, 2003, effective January 1, 2003

Plan amended by written consent August 24, 2004, effective January 1, 2004, per Written Consent dated December 29, 2004


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                             KNIFE RIVER CORPORATION
                      EXECUTIVE INCENTIVE COMPENSATION PLAN
                              RULES AND REGULATIONS

               --------------------------------------------------

     The Compensation Committee of the Board of Directors of Knife River Corporation (formerly known as Knife River Coal Mining Company) (the "Company") hereby amends the following Rules and Regulations for the administration of the Executive Incentive Compensation Plan (the "Plan"), first adopted at a meeting of the Board of Directors of the Company held on November 22, 1983.

I. DEFINITIONS

     The following definitions shall be used for purposes of these Rules and Regulations and for purposes of administering the Plan:

     1. The "Committee" shall be the Compensation Committee of the Board of Directors of the Company.

     2. The "Company" shall refer to Knife River Corporation and any subsidiaries participating in the Plan.

     3. "Participants" for any Plan Year shall be those key executives who have been approved by the Committee as eligible for participation in the Plan for such Plan Year.

     4. "Payment Date" shall be the date set by the Committee for payment of awards, other than those awards deferred pursuant to Section VII of these Rules and Regulations.

     5.   The "Plan" shall refer to the Executive Incentive Compensation Plan.

     6.   The "Plan Year" shall be January 1 through December 31.

     7.   "Change in Control" shall mean the earliest of the following to occur:
          (a) the sale or other disposition of all or substantially all of the assets of the Company, other than to a subsidiary of MDU Resources Group, Inc. or to a subsidiary of the Company; or (b) the sale or other disposition of voting stock of the Company, other than to a subsidiary of MDU Resources Group, Inc. or to a subsidiary of the Company, such that, immediately following such sale or other disposition, MDU Resources Group, Inc. and/or its subsidiaries would own less than 50 percent of the outstanding voting stock of the Company; or (c) the sale or other disposition of voting stock of the Company, other than to a subsidiary of MDU Resources


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          Group, Inc. or to a subsidiary of the Company, such that, immediately following such sale or other disposition, MDU Resources Group, Inc, and/or its subsidiaries would no longer possess the ability to elect a majority of the Board of Directors of the Company; or (d) any other event which shall be deemed by a majority of the Compensation Committee of the Board of Directors of the Company to constitute a "Change in Control" of the Company; and provided, further, that the Compensation Committee of the Board of Directors of the Company shall have the right to deem any event to constitute a "Change in Control" of any particular subsidiary of the Company, even if no Change in Control shall have occurred with regard to the Company.

     8. The "Prime Rate" shall be the base rate on corporate loans posted by at least 75 percent of the nation's 30 largest banks as reported daily in The Wall Street Journal.

     9. "Retirement" means the later of the day the Participant attains age 55 or the day the Participant ceases to be an employee of the Company or any of its subsidiary corporations.

II. ADMINISTRATION

     1. The Committee shall have the full power to construe and interpret the Plan and to establish and to amend these Rules and Regulations for its administration.

     2. No member of the Committee shall participate in a decision as to their own eligibility for, or award of, an incentive award payment.

     3. Prior to the beginning of each Plan Year, the Committee shall approve a list of eligible key executives and notify those so approved that they are eligible to participate in the Plan for such Plan Year.

     4. Prior to the beginning of each Plan Year, the Committee shall approve an Annual Operating Plan. The Annual Operating Plan shall include the Plan's performance measures and target incentive award levels for each salary grade covered by the Plan for the following Plan Year. The Committee shall set threshold, target and maximum award levels for performance. These levels shall be included in the Annual Operating Plan. The Plan's performance targets for the year shall be approved by the Committee no later than its regularly scheduled February meeting during the Plan Year. The Annual Operating Plan, insofar as it is relevant to each individual Participant, shall be made available by the Committee to each Participant in the Plan at the beginning of each Plan Year.

     5. The Committee shall have final discretion to determine actual award payment levels and whether or not payments shall be made for any Plan Year. However, unless the Plan's performance objectives are met for the Plan Year, no award shall be made for that Plan Year. Performance targets modified pursuant to Section II of the Plan will be deemed performance targets for purposes of determining whether or not these targets have been met.


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III. PLAN PERFORMANCE MEASURES

     1. The Committee shall establish the percentage attainment of corporate performance measure and the percentage attainment of individual goals measure. The Committee may establish more or fewer performance measures as it deems necessary.

     2. The corporate performance measure may be set by reference to earnings, return on invested capital or any other measure or combination of measures deemed appropriate by the Committee. It may be established for the Company or for the individual business unit.

     3. Individual performance will be assessed based on the achievement of annually established individual objectives.

     4. Plan performance measures may be applied at the corporate level for individuals such as the Chief Executive Officer whose major or sole impact is Company-wide, or at the business unit level for individuals whose major or sole impact is on the business unit results. The Annual Operating Plan shall contain a list of individuals to whom the Plan performance measures will be applied at the corporate level and a list of those individuals for whom the Plan performance measures will be applied at the business unit level. The relevant business unit for each individual will be identified.

     5. The Committee shall set threshold, target and maximum award levels for the performance measures, for each business unit, and for the Company. Those levels shall be included in the Annual Operating Plan.

     6. The Committee will retain the authority to determine whether or not the actual attainment of these measures has been made.

IV. TARGET INCENTIVE AWARDS

     1. Target incentive awards will be a percentage of each Participant's Salary, as defined in the Plan.

     2. Target incentive awards shall be set by the Committee annually and will be included in the Annual Operating Plan.

V. INCENTIVE FUND DETERMINATION

     1. The target incentive fund is the sum of the individual target incentive awards for all eligible Participants.

     2. Once individual incentive targets have been determined, a target incentive fund shall be established and accrued ratably by the Company. The incentive fund and accruals may be adjusted during the year.


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     3.   As soon as practicable following the close of each Plan Year, the
          President will provide the Committee with an analysis showing the Company's performance. The Committee will review the analysis and determine, in its sole discretion, the amount of the actual incentive fund.

     4. In determining the actual incentive fund, the Committee may consider any recommendations of the President.

VI. INDIVIDUAL AWARD DETERMINATION

     1. The Committee shall have the sole discretion to determine each individual Participant's award. The Committee's decision will be based first upon the level of performance achieved by the Company and second upon the individual's performance.

     2. The Committee, after consultation with the President, shall set the award as a percentage from 0 to 200 percent of the Participant's target incentive award, adjusted for Company performance.

VII. PAYMENT OF AWARDS

     1. On the date the Compensation Committee determines the awards to be made to individual Participants, it shall also establish the Payment Date.

     2. Except as provided below or as the Committee otherwise determines, in order to receive an award under the Plan, a Participant must remain in the employment of MDU Resources Group, Inc., its Utility Division or a Subsidiary Company for the entire Plan Year.

     3.   If a Participant terminates employment with the Company pursuant to
          Section 5.01 of the Company's Bylaws which provides for mandatory retirement for certain officers on their 65th birthday (or terminates employment with a subsidiary of the Company pursuant to a similar subsidiary Bylaw provision) and if the Participant's 65th birthday occurs during the Plan Year, determination of whether the performance measures have been met will be made at the end of the Plan Year, and to the extent met, payment of the award will be made to the Participant, prorated. Proration of awards shall be based upon the number of full months elapsed from and including January to and including the month in which the Participant's 65th birthday occurs.

     4. Payment of the awards shall be made in cash. Payments shall be made on the Payment Date unless the Participant has deferred, in whole or in part, the receipt of the award by making an election on the deferral form attached hereto, prior to the end of the Plan Year immediately preceding the Payment Date.

     5. In the event a Participant has elected to defer receipt of all or a portion of the award, the Company shall set up an account in the Participant's name. The


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          amount of the Participant's award to the extent deferred will be credited to the Participant's account on the Payment Date.

     6. The balance credited to an account of a Participant who has elected to defer receipt of an award will be an unsecured, unfunded obligation of the Company.

     7. Interest shall accrue on the balance credited to a Participant's account. The rate of interest shall be the Prime Rate plus 1 percentage point as reported on the last Friday in January of each year. Interest on the balance in an account shall accrue at the rate so determined from the Payment Date immediately following the determination to the Payment Date of the following year.

     8. Interest shall be credited to the account on the day preceding Payment Date and shall be calculated on the balance in the Participant's account as of that date.

     9. A Participant may elect to defer any percentage, not to exceed 100, of an annual award.

     10. A Participant electing to defer any part of an award must elect one of the following dates for payment:

          (a) Payment Date next following termination of employment with the Company or an affiliated company; or

          (b) Payment Date of the fifth year following the year in which the award may be made.

     11. A Participant may elect to receive the deferred amounts accumulated in the Participant's account in monthly installments, not to exceed 120. In the event the Participant elects to receive the amounts in the Participant's account in more than one installment, interest shall continue to accrue on the balance remaining in their account at the applicable rate or rates determined annually by the Committee.

     12. In the event of the death of a Participant in whose name a deferred account has been set up, the Company shall, within six months thereafter, pay to the Participant's estate or the designated beneficiary the entire amount in the deferred account.

     13. In the event of a "Change in Control" then any award deferred by each participant shall become immediately payable to the Participant. In the event the Participant files suit to collect a deferred award then all of the Participant's court costs, other expenses of litigation, and attorneys' fees shall be paid by the Company in the event the Participant prevails upon any of the claims for payment.

_____________________________________________________

Rules and Regulations adopted November 22, 1983


                                     KR-10
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Rules and Regulations amended for 1985 Plan Year -- the methodology set forth in calculating Plan performance was adjusted

Rules and Regulations amended November 8, 1996, effective January 1, 1997

Rules and Regulations amended January 30, 1997, effective January 1, 1997

Rules and Regulations amended August 6, 1999, effective January 1, 1999

Rules and Regulations amended February 10, 2000, effective January 1, 2000

Rules and Regulations amended November 7, 2001, effective January 1, 2001

Rules and Regulations amended by Written Consent February 25, 2002, effective January 1, 2002

Rules and Regulations amended by Written Consent November 17, 2003, effective January 1, 2003

Rules and Regulations amended by Written Consent August 24, 2004, effective January 1, 2004, per Written Consent December 29, 2004


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